As filed with the Securities and Exchange Commission on June 17, 2011

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ACCURAY INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware	20-8370041
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

1310 Chesapeake Terrace
Sunnyvale, California 94089
(Address of Principal Executive Offices including Zip Code)

Options Assumed by Accuray Incorporated
originally granted under the TomoTherapy Incorporated
2000 Stock Option Plan, 2002 Stock
Option Plan and 2007 Equity Incentive Plan

(Full Title of the Plan)

Euan S. Thomson, Ph.D Chief Executive Officer Accuray Incorporated 1310 Chesapeake Terrace Sunnyvale, California 94089 (408) 716-4600	Copy to: Stephen W. Fackler, Esq. Gibson, Dunn & Crutcher LLP 1881 Page Mill Road Palo Alto, California 94304 (650) 849-5300

(Name and Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer ☐	Accelerated filer ☒

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title Of Securities To Be Registered (1)	Amount To Be Registered (2)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount Of Registration Fee
Common Stock, par value $0.001 per share	1,539,255	$10.41	$16,023,644.55	$1,860.35

(1)     The securities to be registered include options to acquire Common Stock.

(2)     This Registration Statement shall also cover any additional shares of Common Stock which become issuable under the TomoTherapy Incorporated 2000 Stock Option Plan, 2002 Stock Option Plan and 2007 Equity Incentive Plan pursuant to this Registration Statement by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of Common Stock of Accuray Incorporated.

(3)     Calculated solely for the purposes of this offering under Rule 457(h) on the basis of the maximum number of shares of Common Stock issuable upon the satisfaction of assumed and converted options originally granted under the TomoTherapy Incorporated 2000 Stock Option Plan, 2002 Stock Option Plan and 2007 Equity Incentive Plan, based on the weighted average exercise price of such options.

Proposed sale to take place as soon after the effective date of the Registration
Statement as outstanding shares are purchased.

EXPLANATORY NOTE

The shares of common stock subject to options registered hereunder have been assumed by Accuray Incorporated (the “Registrant”) pursuant to an Agreement and Plan of Merger, dated as of March 6, 2011, among the Registrant, Jaguar Acquisition, Inc. and TomoTherapy Incorporated.  These options were originally granted to directors, employees, consultants and officers of TomoTherapy Incorporated under the TomoTherapy Incorporated 2000 Stock Option Plan, 2002 Stock Option Plan and 2007 Equity Incentive Plan (hereinafter the “Plans”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

We are not filing or including in this Form S-8 the information called for in Part I of the Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference

The following documents, which were filed with the Commission, are incorporated herein by reference (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)):

(a)   The Registrant’s Annual Report on Form 10-K for the fiscal year ended June 30, 2010, filed with the Commission on September 1, 2010 (File No. 001-33301) (including portions incorporated by reference to the Registrant’s proxy statement on Schedule 14A);

(b)   The Registrant’s Quarterly Reports on Form 10-Q filed with the Commission (File Nos. 001-33301) on November 8, 2010, January 27, 2011 and May 10, 2011;

(c)   The Registrant’s Current Reports on Form 8-K filed with the Commission (File Nos. 001-33301) on September 3, 2010, October 7, 2010, November 23, 2010, December 10, 2010, February 4, 2011, March 7, 2011, March 14, 2011, March 18, 2011, March 30, 2011, April 26, 2011, May 5, 2011, May 9, 2011, June 7, 2011, June 9, 2011, and June 13, 2011; and

(d)   The description of the Common Stock contained in the Registrant’s Registration Statement on Form 8-A filed with the Commission on February 7, 2007 (File No. 001-33301), including any subsequently filed amendments and reports updating that description.

All documents subsequently filed by the Registrant pursuant to section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and before the filing of a post-effective amendment stating that all securities offered hereby have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement, or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to be a part of this Registration Statement.  Information contained in a Current Report on Form 8-K furnished to the Commission will not be incorporated by reference into this Registration Statement.

Item 4.   Description of Securities

The Common Stock being registered hereunder has been registered pursuant to Section 12 of the Exchange Act.

Item 5.   Interests of Named Experts and Counsel

Not Applicable.

Item 6.   Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act of 1933, as amended (the “Securities Act”). Our certificate of incorporation provides for indemnification of our directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law, and our bylaws provide for indemnification of our directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law, which prohibits our amended and restated certificate of incorporation from limiting the liability of our directors for the following:

•      any breach of the director’s duty of loyalty to us or to our stockholders;

•      acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•      unlawful payment of dividends or unlawful stock repurchases or redemptions; and

•      any transaction from which the director derived an improper personal benefit.

If Delaware law is amended to authorize corporate action further eliminating or limiting the personal liability of a director, then the liability of our directors will be eliminated or limited to the fullest extent permitted by Delaware law, as so amended. Our amended and restated certificate of incorporation does not eliminate a director’s duty of care and, in appropriate circumstances, equitable remedies, such as injunctive or other forms of non-monetary relief, remain available under Delaware law. This provision also does not affect a director’s responsibilities under any other laws, such as the federal securities laws or other state or federal laws. Under our amended and restated bylaws, we are empowered to enter into indemnification agreements with our directors, officers, employees and other agents and to purchase insurance on behalf of any person whom we are required or permitted to indemnify. In addition to the indemnification required in our amended and restated certificate of incorporation and amended and restated bylaws, we entered into indemnification agreements with each of our current directors, officers, and some employees before the completion of this offering. These agreements provide for the indemnification of our directors, officers, and some employees for all reasonable expenses and liabilities incurred in connection with any action or proceeding brought against them by reason of the fact that they are or were our agents. We believe that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. We also maintain directors’ and officers’ liability insurance.

Item 7.   Exemption From Registration Claimed

Not applicable.

Item 8.   Exhibits

See Index to Exhibits following the signature page.

Item 9.   Undertakings

(a)           The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)            to include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)           to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)          to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if  the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of  such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunnyvale, State of California, on the 16th day of June, 2011.

ACCURAY INCORPORATED

By:	/s/ Euan S. Thomson
Euan S. Thomson, Ph.D
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Euan S. Thomson and Derek Bertocci and each of them acting individually, as his or her true and lawful attorneys-in-fact and agents, with full power of each to act alone, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, with full power of each to act alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his, her or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Euan S. Thomson	President and Chief Executive Officer and Director	June 16, 2011
Euan S. Thomson, Ph.D	(principal executive officer)

/s/ Derek Bertocci	Senior Vice President and Chief Financial Officer	June 16, 2011
Derek Bertocci	(principal financial and accounting officer)

/s/ Louis J. Lavigne, Jr.	Chairman of the Board and Director	June 16, 2011
Louis J. Lavigne, Jr.

/s/ Elizabeth Dávila	Vice Chairperson of the Board of Directors and Director	June 16, 2011
Elizabeth Dávila

/s/ Peter Fine	Director	June 16, 2011
Peter Fine

/s/ Jack Goldstein, Ph.D	Director	June 16, 2011
Jack Goldstein, Ph.D

/s/ Robert S. Weiss	Director	June 16, 2011
Robert S. Weiss

/s/ Dennis L. Winger	Director	June 16, 2011
Dennis L. Winger

/s/ Wayne Wu	Director	June 16, 2011
Wayne Wu

INDEX TO EXHIBITS

Exhibit Number	Exhibit

5.1	Opinion and consent of Gibson, Dunn & Crutcher LLP.

23.1	Consent of Independent Registered Public Accounting Firm

23.2	Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on the signature page hereto).

99.1	TomoTherapy Incorporated 2000 Stock Option Plan and Forms of Award Agreements.

99.2	TomoTherapy Incorporated 2002 Stock Option Plan and Forms of Award Agreements.

99.3	TomoTherapy Incorporated 2007 Equity Incentive Plan and Forms of Award Agreements.

99.4	Form of Supplemental Notice Delivered to Option Holders In Connection With Assumption of Options